Exhibits 5.1 & 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 31, 2026

EFCAR, LLC
2101 W. John Carpenter Freeway
Irving, Texas 75063

Re:	Exeter Automobile Receivables Trust 2026-4

Ladies and Gentlemen:

We have acted as special counsel to EFCAR, LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of approximately 95% of each of 4.020% Asset Backed Notes, Class A-1 (the “Class A-1 Notes”), $164,550,000 aggregate principal amount of 4.37% Asset Backed Notes, Class A-2 (the “Class A-2 Notes”), $246,630,000 aggregate principal amount of 4.56% Asset Backed Notes, Class A-3 (the “Class A-3 Notes” and, collectively with the Class A-1 Notes and the Class A-2 Notes, the “Class A Notes”), $115,230,000 aggregate principal amount of 4.87% Asset Backed Notes, Class B (the “Class B Notes”), $118,550,000 aggregate principal amount of 5.16% Asset Backed Notes, Class C (the “Class C Notes”), $159,560,000 aggregate principal amount of 5.64% Asset Backed Notes, Class D (the “Class D Notes” and, collectively with the Class A Notes, the Class B Notes and the Class C Notes, the “Publicly Offered Notes”) pursuant to the terms of the Underwriting Agreement, dated August 26, 2026 (the “Underwriting Agreement”), among Exeter Finance LLC, the Depositor, and each of Wells Fargo Securities, LLC (“Wells Fargo Securities”), BMO Capital Markets Corp. (“BMO Capital Markets”), Deutsche Bank Securities Inc. (“Deutsche Bank Securities”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as representatives of the several underwriters identified therein (the “Underwriters”).

In connection with the issuance and sale of the Publicly Offered Notes, the Depositor has prepared a prospectus, dated August 26, 2026 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Publicly Offered Notes, the “Prospectus”).  Exeter Automobile Receivables Trust 2026-4 (the “Issuing Entity”) was formed pursuant to a trust agreement, dated March 20, 2026, between the Depositor and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), as amended and restated by an amended and restated trust agreement, dated as of August 9, 2026, between the Depositor and the Owner Trustee.

The Depositor has filed with the U.S. Securities and Exchange Commission a registration statement on Form SF-3 (Registration No. 333-292293) for the registration of the Publicly Offered Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Publicly Offered Notes will be issued pursuant to an Indenture, dated as of August 9, 2026 (the “Indenture”), among the Issuing

EFCAR, LLC
August 31, 2026

Entity, Exeter Holdings Trust 2026-4 and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Publicly Offered Notes to the benefits of the Indenture and their enforceability against the Issuing Entity in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Publicly Offered Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Issuing Entity or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Publicly Offered Notes, when duly authorized by all requisite statutory trust action on the part of the Issuing Entity, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and constitute binding obligations of the Issuing Entity, enforceable against the Issuing Entity in accordance with their terms.

EFCAR, LLC
August 31, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP